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                                   EXHIBIT 99
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SANDY SPRING BANCORP                 PRESS
SANDY SPRING                        RELEASE
NATIONAL BANK
of Maryland
SINCE 1868

NASDAQ NATIONAL MARKET-SASR

                             FOR IMMEDIATE RELEASE



       SANDY SPRING BANCORP, INC. ANNOUNCES NEW SHARE REPURCHASE PROGRAM

         April 5, 1999, Olney, Maryland . . . . Sandy Spring Bancorp, Inc.
(NASDAQ National Market--SASR) today announced that its board of directors has authorized the repurchase of up to an additional 5%, or approximately 480,000 shares, of its outstanding common stock, par value $1.00 per share, in connection with shares expected to be issued under Bancorp's dividend reinvestment, stock option, and employee benefit plans and for other corporate purposes. The share repurchases are expected to be made primarily on the open market from time to time until March 31, 2001, or earlier termination of the repurchase program by the Board. Repurchases under the program will be made in the discretion of management based upon market, business, legal, accounting and other factors. Bancorp has purchased the equivalent of 428,472 shares of its common stock under its previous share repurchase program, which expired on March 31, 1999.

         Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp, stated that the company believes the share repurchase program is in the best interests of Bancorp and its shareholders. Sandy Spring Bancorp's 9,593,220 outstanding shares of common stock trade on the Nasdaq National Market under the symbol SASR, and closed at a price of $28.00 per share on April 1, 1999.

         Sandy Spring Bancorp, Inc. is the bank holding company for Sandy Spring National Bank of Maryland, which has 23 community banking offices in Montgomery, Howard, Anne Arundel and Prince George's Counties in Maryland. As of March 31, 1999, Sandy Spring Bancorp had consolidated assets of approximately $1.3 billion.

For additional information or questions please contact:
Hunter R. Hollar,President and  Chief Executive Officer or
James H. Langmead, Vice President and Treasurer
Sandy Spring Bancorp
17801 Georgia Avenue
Olney, Maryland 20832
(301) 774-6400 or (410) 792-2450